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         Report of Independent Accountants on Management's Assertion on
          Compliance with Minimum Servicing Standards Set Forth in the
             UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS

The Board of Directors
Cimarron Mortgage Company
and
President
Federal National Mortgage Association

We have examined management's assertion that Cimarron Mortgage Company ("the Company") complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM
FOR MORTGAGE BANKERS (USAP) during the year ended December 31, 1997, included in the accompanying report title REPORT OF MANAGEMENT. Management is
responsible  for  the  Company's   compliance  with  those   requirements.   Our
responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that the Company complied with the aforementioned requirements during the year ended December 31, 1997 is fairly stated, in all material respects.

                                                           /s/Ernst & Young LLP

March 19, 1998


       Ernst & Young LLP is a member of Ernst & Young International, Ltd.